UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

H&E EQUIPMENT SERVICES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2017

Dear Stockholder:

I am pleased to invite you to our Annual Meeting of Stockholders of H&E Equipment Services, Inc., to be held at the Grand Hyatt DFW Hotel, 2337 South International Parkway, DFW Airport, Texas 75261 on Friday, May 19, 2017, at 7:30 a.m. Central Daylight Time. At the meeting you will be asked to vote for the election of our directors and to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2017. Additionally, you will be asked to approve Named Executive Officer compensation as disclosed in our Proxy Statement and the frequency of future advisory votes on Named Executive Officer compensation, in each case, by a non-binding advisory vote.

Pursuant to the U.S. Securities and Exchange Commission rules that authorize companies to furnish their proxy materials over the Internet, on or about April 7, 2017, we are mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of March 23, 2017. The notice contains instructions on how to access our Proxy Statement and Annual Report and how to vote on the Internet. As of the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials contains information on how you may request copies of the proxy materials be sent to you by mail or email. The proxy materials accessible on the Internet or sent to you will include a Proxy Card that will provide you with instructions to cast your vote on the Internet and a telephone number you may call to cast your vote. You may also complete, sign and return the Proxy Card by mail.

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting. Your vote is extremely important, and we appreciate you taking the time to vote promptly.

Very truly yours,
H&E EQUIPMENT SERVICES, INC.

John M. Engquist
Chief Executive Officer
H&E Equipment Services, Inc.
7500 Pecue Lane
Baton Rouge, LA 70809

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the H&E Equipment Services, Inc. 2017 Annual Meeting of Stockholders.

Date:	May 19, 2017
Time:	7:30 a.m. Central Daylight Time
Place:	Grand Hyatt DFW Hotel
The Africa Room
2337 South International Parkway
DFW Airport, Texas 75261

Only stockholders who owned stock of record at the close of business on March 23, 2017 can vote at this meeting or any adjournments or postponements thereof that may take place.

At the Annual Meeting we will consider and act upon the following matters:

(1) the election of eight directors, each for a term of one year or until their respective successors have been elected and qualified;

(2) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3) an advisory vote on Named Executive Officer compensation as disclosed in the Proxy Statement;

(4) an advisory vote on the frequency of future advisory votes on Named Executive Officer compensation; and

(5) such other business as may properly come before the meeting.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Leslie S. Magee
Chief Financial Officer and Secretary
April 7, 2017

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

H&E EQUIPMENT SERVICES, INC.

TO BE HELD MAY 19, 2017

This Proxy Statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) of H&E Equipment Services, Inc., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors has designated the Grand Hyatt DFW Hotel, 2337 South International Parkway, DFW Airport, Texas as the place of the Annual Meeting. The Annual Meeting will be called to order at 7:30 a.m., Central Daylight Time, on Friday, May 19, 2017. Only stockholders of record as of the close of business on March 23, 2017, the Record Date, are entitled to vote. The Board of Directors solicits this proxy and encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Unless the context otherwise indicates, reference to “we,” “us,” “our” or the “Company” in this Proxy Statement means H&E Equipment Services, Inc.

Under rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our common stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail. You will not receive a printed copy of the proxy materials unless you request to receive a paper copy or an email copy of these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. This proxy procedure enables all holders of common stock, many of whom are unable to attend the Annual Meeting, to vote. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials on or about April 7, 2017 to each stockholder at the holder’s address of record. SEC rules permit us to deliver only one copy of the Notice of Internet Availability of Proxy Materials or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2016 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify our Company of their requests by calling or writing our Investor Relations Department, H&E Equipment Services, Inc., 7500 Pecue Lane, Baton Rouge, Louisiana 70809; (225) 298-5200.

VOTING PROCEDURES

Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present in person or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Stockholders can choose among the following methods to vote:

Via the Internet — Stockholders can vote by voting their shares via the Internet as instructed on the website identified in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for stockholders of record is available 24 hours a day and will close at 7:00 p.m., Eastern Daylight Time, on May 18, 2017. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be able to request that copies of proxy materials be emailed to you or you will be directed to select a link where you will be able to vote on the proposals presented here.

By Telephone — The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials. Telephone voting for stockholders of record is available 24 hours a day and will close at 7:00 p.m., Eastern Daylight Time, on May 18, 2017. The printed proxy materials include a different toll-free number that you can call for voting.

By Mail — Stockholders who receive a paper Proxy Card may elect to vote by mail by completing, signing and dating their Proxy Card and mailing it in the pre-addressed envelope that accompanies the delivery of a paper Proxy Card. Proxy Cards submitted by mail must be received prior to the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper Proxy Card according to the instructions contained in the Notice of Internet Availability of Proxy Materials, and then completing, signing and dating the Proxy Card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

At the Annual Meeting – Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors (Item 1), you can specify whether your shares should be voted for all, some or none of the nominees for director listed. For the ratification of our Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm (Item 2), you may vote “for” or “against” the ratification, or you may abstain from voting on the ratification. For the proposal regarding an advisory vote on Named Executive Officer compensation (Item 3), you may vote “for” or “against” the proposal, or you may abstain from voting. For the proposal regarding an advisory vote on the frequency of future advisory votes on Named Executive Officer compensation (Item 4), you may vote for options of every “year”, every “two years” or every “three years,” or you may abstain from voting.

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the corporate Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above. Unless properly revoked, properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided and if no directions are provided on such properly executed and delivered proxy, those shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors, as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically (1) in favor of our nominees for directors; (2) in favor of the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2017; (3) in favor of Named Executive Officer compensation as disclosed in this Proxy Statement; and (4) in favor of future advisory votes on Named Executive Officer compensation to be held every year. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of not more than three people, to whom you wish to give your proxy.

Who can vote?    Only stockholders of record as of the close of business on March 23, 2017, the (“Record Date”), are entitled to vote. On that day, approximately 35,574,803 shares of common stock were outstanding and eligible to vote, and there were 147 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of H&E Equipment Services, Inc., 7500 Pecue Lane, Baton Rouge, Louisiana 70809 beginning May 8, 2017. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting by contacting the Secretary of the Company.

How does the Board recommend I vote?    The Board recommends the following votes:

•	FOR each of the Board’s nominees for election (Item 1);

•	FOR the ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 (Item 2);

•	FOR approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement (Item 3); and

•	FOR the holding of advisory votes on the compensation of the Company’s Named Executive Officers every YEAR (Item 4).

How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the Annual Meeting for purposes of obtaining a quorum.

In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the Annual Meeting. As a result of rules applicable to director elections after January 1, 2010, your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote on executive compensation and the advisory vote on the frequency of such executive compensation advisory vote, and such broker non-votes will not be counted as shares present and entitled to be voted with respect to these proposals. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Because each director nominee (Item 1) is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the election of director nominees. The ratification of the appointment of BDO USA, LLP (Item 2), the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement (Item 3) and the proposal on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers (Item 4) each require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether Item 2 and Item 3 have been approved, for those proposals abstentions have the same effect as negative votes. If none of the frequency alternatives in Item 4 receives a majority vote, we will consider the alternative receiving the highest number of votes cast by stockholders to be the frequency selected by stockholders. Because your votes on Item 3 and Item 4 are advisory, such votes will not be binding on the Board or the Company. However, the Board will review the voting results and as further described herein, may take them into consideration when making future decisions regarding executive compensation.

Who will count the vote?    The votes will be tabulated by the Company’s Director of SEC Reporting & Compliance, W. Scott Bozzell, the inspector of elections appointed by the Board of Directors for the Annual Meeting.

Where can I find the results of the Annual Meeting?    We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days following the Annual Meeting.

Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors of the Company. The cost of soliciting proxies, including preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials, Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by e-proxy and/or by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

What if I can’t attend the Annual Meeting?    If you are unable to attend the Annual Meeting in person and you intend to vote, you may vote your shares by proxy, via the Internet, by telephone or by mail by the applicable deadline.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 19, 2017.

The Proxy Statement and the 2016 Annual Report are both available free of charge at www.he-equipment.com. We will provide without charge to each person to whom this Proxy Statement has been delivered (whether by mail or through the Internet), on the request of any such person, up to two additional copies per request of the 2016 Annual Report, including the consolidated financial statements and financial statement schedule. Requests should be directed to our investor relations department as described below:

H&E Equipment Services, Inc.

7500 Pecue Lane

Baton Rouge, Louisiana 70809

Attention: Investor Relations

Telephone: (225) 298-5200

We make available free of charge through our Internet website (www.he-equipment.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through reports and materials provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Board Leadership Structure.    Gary W. Bagley serves as the Chairman of the Board and in such capacity presides over meetings of the Board. Our Chief Executive Officer (“CEO”) is John M. Engquist, and he manages the business and affairs of the Company under the direction of the Board. We currently separate the positions of CEO and Chairman of the Board. The Corporate Governance and Nominating Committee has reviewed this leadership structure and has determined that it is the most appropriate structure for the Company because it enables the CEO to focus on running the Company’s business while the Board Chairman focuses on the Board. Mr. Engquist provides very hands-on leadership running the business on a day-to-day basis, and the Corporate Governance and Nominating Committee believes that currently it is most effective to keep the principal executive officer and Board chair positions separate.

The Board’s Role in Risk Oversight.    The Board as a whole has responsibility for the general oversight of risk, and the Board’s committees address and report to the Board on any individual risk areas within their purview. Risk and risk management is a recurring agenda item at regular Board and Board Committee meetings, and the Board also discusses any specific risk topics as applicable. The Company’s senior management makes presentations to the full Board as to the areas of principal risk, as well as on the processes that the Company has in place to identify, assess and report such risks.

The Board committees report to the Board on their consideration of any risks within their respective areas of focus. The Audit Committee primarily oversees risks relating to or arising from financial and disclosure controls and procedures, and accounting and other financial matters. The Company’s Chief Financial Officer reports to the Audit Committee on such risks and related risk management, and the Company’s internal auditors, compliance manager, and independent auditors each regularly provide reports at Audit Committee meetings. The Compensation Committee has considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company’s business or operations. The Corporate Governance and Nominating Committee and the Finance Committee review any risks that come within their respective areas of responsibility (e.g., governance in the case of the Corporate Governance and Nominating Committee, and in the case of the Finance Committee, any extraordinary corporate transactions that such committee may consider).

Independence.    The Board has determined that seven of the Company’s eight directors are “independent” as defined in the applicable listing standards of the Nasdaq Stock Market LLC, including that each such director is free of any relationship that the Board believes would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Paul N. Arnold, Gary W. Bagley, Bruce C. Bruckmann, Patrick L. Edsell, Thomas J. Galligan III, Lawrence C. Karlson and John T. Sawyer. Mr. Bagley serves as a manager of our wholly-owned subsidiary, H&E Equipment Services (California), LLC, but is not an employee of the Company or any of its subsidiaries.

In making its determinations regarding director independence, the Board considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s service as a director;

•	transactions between the Company, on the one hand, and the directors and their respective affiliates, on the other hand;

•

transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Conflicts of Interest and Corporate Governance Matters.    Under our Code of Conduct and Ethics for Employees, Officers and Directors of H&E Equipment Services, Inc. (“Code of Conduct”), no employee or officer may serve as a director of any outside business concern, other than on behalf of the Company, without the written approval of the President or the Chief Financial Officer of the Company. The Charter of the Corporate Governance and Nominating Committee empowers the Corporate Governance and Nominating Committee to at least once a year review the independence of the members of the Board of Directors and consider questions of conflicts of interest. The Corporate Governance and Nominating Committee will identify, analyze, and, if possible, resolve any actual and potential conflicts of interest a Board member has or may have. In connection with an actual or potential conflict of interest, the Corporate Governance and Nominating Committee may issue to such member instructions concerning the manner in which he should conduct himself, as applicable. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors; however as long as the Board is not classified, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board annually.

Code of Conduct.    The Company is committed to ethical business practices. We have a corporate Code of Conduct that applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s corporate Code of Conduct can be found on the Company’s Internet website at www.he-equipment.com under the heading “Code of Conduct and Ethics.” Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.

Communications with the Board of Directors.    If you would like to communicate with the Company’s directors, please send a letter to the following address: H&E Equipment Services, Inc., Attention: Board of Directors c/o corporate Secretary, 7500 Pecue Lane, Baton Rouge, Louisiana 70809. The Company’s corporate Secretary will review each such communication and forward a copy to the Board of Directors.

Meetings of the Board of Directors and Stockholders.    It is the policy of the Board to meet at least quarterly. The Board of Directors held six meetings in 2016. In 2016, the Board also held regular executive sessions where non-management directors met without management participation.

Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he served in 2016. Directors are encouraged to attend the Annual Meeting of Stockholders. All current directors attended the 2016 Annual Meeting of Stockholders.

Committees of the Board of Directors.    The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee can be found on the Company’s website at www.he-equipment.com under the heading “Our Company/Investor Relations/Corporate Governance/Governance Documents.”

Audit Committee — The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. The Audit Committee provides assistance to the

Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company’s financial statements and financial reporting processes; (ii) the Company’s systems of internal accounting and financial controls, including internal controls over financial reporting; (iii) performance of the Company’s internal auditors and independent registered public accounting firm; (iv) the independent registered public accounting firm’s qualifications and independence; (v) the annual independent audit of the Company’s consolidated financial statements; and (vi) the Company’s compliance with ethics policies, legal policies and regulatory requirements, as applicable. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal auditors and Company management. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain at the expense of the Company independent outside counsel or other experts or advisers as it deems necessary to carry out its duties. A detailed list of the Audit Committee’s functions is included in its charter, a copy of which can be found on the Company’s Internet website. The Company maintains a policy that the Audit Committee review transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy has been communicated orally by the Board. See the “Certain Relationships and Related Transactions — Related Party Transactions” section of this Proxy Statement.

The current members of the Audit Committee are Messrs. Edsell, Galligan, Karlson and Sawyer and Mr. Edsell is the Chair of this committee. The Board has determined in its business judgment that each member of the Audit Committee is financially literate and that Messrs. Edsell, Galligan, Karlson and Sawyer are “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Exchange Act. In addition, the Board has determined that Messrs. Edsell and Galligan are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee held six meetings in 2016.

Compensation Committee — The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website at www.he-equipment.com. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer, the Company’s other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the Company’s Amended & Restated 2006 Stock-Based Incentive Compensation Plan (the “2006 Incentive Plan”) and the Company’s 2016 Stock-Based Incentive Compensation Plan (the “2016 Incentive Plan”).

On an annual basis, the Compensation Committee reviews and sets the compensation of the Chief Executive Officer taking into account a variety of factors, as more fully described in the “Compensation Discussion & Analysis” section of this Proxy Statement. The Compensation Committee also sets compensation for certain other executive officers after considering recommendations provided by the Chief Executive Officer and a variety of other factors, as more fully described in the “Compensation Discussion & Analysis” section of this Proxy Statement.

On an as-needed basis, the Compensation Committee may retain independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation programs and making compensation decisions. Pearl Meyer & Partners LLC (“Pearl Meyer”) served as a consultant to the Compensation Committee during fiscal year 2016.

The Compensation Committee is authorized to delegate any of its responsibilities to subcommittees, as the Compensation Committee deems appropriate. To date, the Compensation Committee has not exercised this right. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer and director compensation, see the “Compensation Discussion & Analysis” section of this Proxy Statement.

The current members of the Compensation Committee are Messrs. Arnold, Edsell, Galligan and Karlson, and Mr. Arnold is the Chair of this committee. The Board has determined in its business judgment that Messrs. Arnold, Edsell, Galligan and Karlson are “independent” as defined in the applicable NASDAQ listing standards. The members of the Compensation Committee are also non-employee directors under SEC Rule 16b-3 and outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met five times in 2016. For additional information on the Compensation Committee, see the “Compensation Discussion and Analysis” beginning on page 21.

Corporate Governance and Nominating Committee — The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website at www.he-equipment.com. The primary functions of the Corporate Governance and Nominating Committee are (i) to assist the Board by identifying individuals qualified to become Board members and members of Board committees, to recommend to the Board the director nominees for the next annual meeting of stockholders, and to recommend to the Board nominees for each committee of the Board; (ii) to lead the Board in its annual review of the Board’s, its committees’ and management’s performance; and (iii) to review, as appropriate, the Company’s corporate governance structure and recommend any proposed changes to the Board. The Corporate Governance and Nominating Committee identifies individuals, including those properly submitted and recommended by stockholders, believed to be qualified as candidates for Board membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates should possess high personal and professional ethics, integrity and values, and should have sufficient time available to devote to service on the Board and Board committees. A majority of the Board must be comprised of independent directors. Neither the Corporate Governance and Nominating Committee nor the Board has a policy regarding consideration of diversity in selecting director candidates. In identifying and recommending director candidates, the Corporate Governance and Nominating Committee considers each individual’s specific experience and qualifications to determine that individual’s desirability and suitability for service on the Company’s Board, and also considers the qualifications and composition of the Board as a whole.

The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s corporate Secretary no later than the date by which stockholder proposals for action must be submitted (see “Submission of Stockholder Proposals and Director Nominations” below) and should include the following information: (a) the recommending stockholder’s name, address, telephone number and the number of shares of the Company’s common stock held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

The current members of the Corporate Governance and Nominating Committee are Messrs. Bruckmann, Karlson and Sawyer and Mr. Karlson is the Chair of this committee. The Board has determined in its business judgment that Messrs. Bruckmann, Karlson and Sawyer are “independent”, as defined in the applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee held three meetings during 2016.

Finance Committee — The Finance Committee was established by the Board of Directors and operates under a written charter. The Finance Committee oversees and reviews any significant financial affairs and policies of the Company and oversees and monitors all material potential business and financial transactions, as well as any other duties assigned to it by the Board of Directors. The current members of the Finance Committee are Messrs. Bagley, Bruckmann, and Engquist and Mr. Bruckmann is the Chair of this committee. The Finance Committee met four times in 2016.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2018 must submit the proposal so that the corporate Secretary of the Company receives it no later than December 8, 2017. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Amended and Restated Bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting of stockholders. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting of stockholders must submit written notice of such nomination or proposal so that the corporate Secretary of the Company receives it not less than that date which is 120 days prior to the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the Company did not hold an annual meeting of stockholders the preceding year or if the date of the annual meeting of stockholders is changed by more than 30 days from the date of the preceding year’s annual meeting of stockholders, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials (or makes them available on the Internet) in connection with the annual meeting of stockholders. The Company’s Amended and Restated Bylaws also set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ITEM 1 — ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Company’s business shall be managed by a Board of Directors ranging from five to nine members. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. Directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Company’s Board of Directors is currently comprised of eight members. The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws (see “Corporate Governance — Committees of the Board of Directors — Corporate Governance and Nominating Committee” and “Submission of Stockholder Proposals and Director Nominations” above).

In identifying and recommending director candidates to serve on the Board, the Corporate Governance and Nominating Committee considers the qualifications and composition of the Board as a whole, taking into account the totality of experience, skills and other qualifications or attributes that the individual nominees collectively bring to the Board. The Committee also considers each individual’s experience, skills and other qualifications and attributes to determine that individual’s suitability and desirability for service on the Company’s Board. All director candidates should possess high personal and professional ethics, integrity and values, and should have sufficient time available to devote to service on the Board and Board committees. In addition, a majority of the Board must be comprised of independent directors. The experience, skills and attributes which the Corporate Governance and Nominating Committee considers include, but are not limited to, the individual’s: (i) experience serving on the board of directors of a publicly traded company, (ii) independence; (iii) financial and/or audit committee experience; (iv) compensation committee experience; (v) experience with corporate transactions, such as capital-raising and other corporate finance transactions and acquisitions; (vi) experience in the Company’s industry; and (vii) demonstration of overall responsibility for a company’s performance, such as managing or operating a company.

At the Annual Meeting, eight directors are to be elected. All eight nominees have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than eight nominees. Director elections are determined by a plurality of the votes cast; however, in accordance with the Company’s director resignation policy, a director who received more “withheld” votes than “for” votes in any uncontested election of directors is required to submit his or her resignation to the Board, and the Board, in consultation with the Corporate Governance and Nominating Committee, may accept the resignation or other alternative action as they deem appropriate. If the resignation is rejected, the Board will disclose the reasons for doing so in a report filed with the SEC within 90 days of the certification of the election results.

Set forth below is information regarding each nominee for director, including the specific experience, qualifications, skills or attributes that led to the conclusion that such nominee should serve as a director of the Company.

Nominees for Directors

Gary W. Bagley has served as Chairman and Director of the Company since the formation of the Company in September 2005. He had served as Chairman and Director of H&E Equipment Services LLC (“H&E LLC”), the predecessor to the Company, from its formation in 2002 until its merger with and into the Company in February 2006. Mr. Bagley served as President of ICM Equipment Company L.L.C. (“ICM”) since 1996 and Chief Executive Officer from 1998 until ICM merged with and into H&E LLC in June 2002, when he became executive Chairman of H&E LLC. He retired as an executive of H&E LLC in 2004. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Mr. Bagley also served as Vice President of Wheeler Machinery Co. Since our acquisition of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. in February 2006, Mr. Bagley has served as a manager and director, respectively, of Eagle High Reach Equipment, LLC (now H&E Equipment Services (California), LLC) and Eagle High Reach Equipment, Inc. (now H&E California Holding, Inc.). Previously, Mr. Bagley served as interim Chief Executive Officer and as a director of Eagle High Reach Equipment, Inc. from February 2004 to February 2006 and as Chief Executive Officer and as a director of Eagle High Reach Equipment, LLC from December 2004 to February 2006. Mr. Bagley has served in the past on a number of dealer advisory boards and industry association boards.

Mr. Bagley has extensive experience both with the Company and in the construction equipment industry. He also had overall responsibility as chief executive officer of the equipment company which merged with and into our Company’s predecessor in 2002. He currently serves as a member of the Company’s Finance Committee. Mr. Bagley is an independent director.

John M. Engquist has served as Chief Executive Officer and Director of the Company since its formation in September 2005. Mr. Engquist previously served as President of the Company since its formation in September 2005 until November 2, 2012. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. He served as President and Chief Executive Officer of Head & Engquist Equipment, LLC (“Head and Engquist”) from 1990 and director of Gulf Wide Industries, LLC (“Gulf Wide”) from 1995, both predecessor companies of H&E LLC. From 1975 to 1990, he held various operational positions at Head & Engquist, starting as a mechanic’s helper. Mr. Engquist serves as a director on the boards of a number of private companies. He also serves on the Leadership Council of St. Jude Children’s Research Hospital in Memphis, Tennessee and serves as a board member of Dream Day Foundation. Mr. Engquist also serves on the Board of Directors of Our Lady of Lake Regional Medical Center, based in Baton Rouge, Louisiana. Mr. Engquist owns 75% of the membership interest in Old Towne Development Group, L.L.C. and serves as the Chairman of the Board of Managers. Mr. Engquist is a former board member of Baton Rouge Business Bank and Cajun Constructors, Inc.

Mr. Engquist’s day-to-day leadership of the Company as its Chief Executive Officer, as well as his long history with the Company and its predecessors dating back to 1975, provides him with unparalleled experience with the Company’s operations, industry and corporate transactions. He currently serves as a member of the Company’s Finance Committee.

Paul N. Arnold has been a Director of the Company since November 2006. Mr. Arnold served as a director of Town Sports International Holdings, Inc. from April 1997 through March 2015 and served as the non-executive Chairman of the Board of Directors from May 2006 until February 2009. Mr. Arnold served as Chief Executive Officer of CORT Business Services, Inc., acquired by Berkshire Hathaway in 2000, from 1992 until June 2012. From 1992 to 2000, Mr. Arnold also served as President and as a director of CORT Business Services. Prior to 1992, Mr. Arnold held various positions over a twenty-four year period within CORT Furniture Rental, a division of Mohasco Industries, Inc.

Mr. Arnold has experience leading a company with branch operations and also has extensive experience in the rental business and with corporate transactions. As a director of other public companies, Mr. Arnold has experience with corporate governance, compensation and audit committee matters. He currently serves as Chairman of the Company’s Compensation Committee. Mr. Arnold is an independent director.

Bruce C. Bruckmann has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. Mr. Bruckmann had served as a director of both of the Company’s predecessor companies, Head & Engquist and ICM. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995. He served as an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann served as a director of MWI Veterinary Supply, Inc. from 2002 to February 2015 and as a director of TownSports International, Inc. from 1996 to April 2015. Mr. Bruckmann has served as a director of Mohawk Industries, Inc. since 1992 and a director of Heritage-Crystal Clean, Inc. since 2004. Mr. Bruckmann also currently serves as a director of three private companies.

Mr. Bruckmann has extensive experience with corporate transactions, such as financings and acquisitions, as well as experience as a board member of numerous public companies, including service on audit, compensation, executive, finance and nominating and corporate governance committees. He also has significant experience with the Company’s business and operations and served as a director of both of the Company’s predecessor companies. He currently serves as the Chairman of the Company’s Finance Committee and as a member of the Company’s Corporate Governance and Nominating Committee. Mr. Bruckmann is an independent director.

Patrick L. Edsell has served as a Director of the Company since May 2011. Mr. Edsell has over 20 years of executive experience and over 15 years of board experience. He previously served as acting Chief Financial Officer, on a part-time basis, for SpectraSensors, Inc. from 2008 to 2010 and as Senior Vice President and General Manager of Avanex Corporation from 2007 to 2008. He was Chief Executive Officer of NP Photonics, Inc. from 2004 to 2007 and Gigabit Optics Corporation from 2002 to 2004. Prior to that, he was Chairman, President and Chief Executive Officer of Spectra Physics, Inc. from 1997 to 2002 and President of Spectra-Physics Lasers and Optics Group from 1990 to 1997. Mr. Edsell was Chief Financial Officer of Pharos AB from 1984 to 1991 and Vice President, Finance of GP Technologies from 1982 to 1984. He was a director and Chairman of the Audit Committee of Captiva Software Systems from 2001 to 2005 and Chairman from 2004 to 2005. Prior to that, he was a director of FLIR Systems, Inc. in 1998 and 1999. He currently serves as a director of a private company.

Mr. Edsell is experienced in leading other companies and is also experienced with corporate transactions, such as financings and acquisitions. As a director of other public and private companies, Mr. Edsell has experience with audit, corporate governance and compensation committee matters. Mr. Edsell currently serves as

Chairman of the Company’s Audit Committee and is a member of the Compensation Committee. Mr. Edsell also serves the Board as an “audit committee financial expert” as defined under SEC rules and is an independent director.

Thomas J. Galligan III has served as a Director since May 2011. Mr. Galligan served as Executive Chairman and a member of the board of directors of Papa Gino’s Holdings Corp. (“Papa Gino’s”) from March 2009 until his retirement in February 2014. From October 2008 until March 2009 Mr. Galligan was Chairman and Chief Executive Officer of Papa Gino’s and from May 1996 until October 2008 Mr. Galligan served as Chairman, President and Chief Executive Officer. Prior to joining Papa Gino’s in March 1995 as Executive Vice President, Mr. Galligan held executive positions at Morse Shoe, Inc. and PepsiCo, Inc. Mr. Galligan is currently a director of Town Sports International Holdings, Inc., and serves on the boards of three private companies.

Mr. Galligan has experience leading a company with branch operations and has extensive experience with corporate transactions. As a director of other public and private companies, Mr. Galligan has experience with corporate governance, compensation and audit committee matters. Mr. Galligan is a member of the Company’s Audit Committee and Compensation Committee. Mr. Galligan also serves the Board as an “audit committee financial expert” as defined under SEC rules and is an independent director.

Lawrence C. Karlson has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. He previously served as Chairman and CEO of Berwind Financial Corporation from 2001 to 2004. Mr. Karlson also previously served as Chairman of Spectra-Physics AB and President and CEO of Pharos AB. He currently serves as a director of CDI Corporation (since 1989). Previously he was Chairman and a director of Mikron Infrared, Inc. and served as a director of the Campbell Soup Company from 2009 to November 2015. Mr. Karlson is the author of Corporate Value Creation, published by John Wiley & Sons.

Mr. Karlson is experienced in leading other companies and is also experienced with corporate transactions. As a director of other public companies, Mr. Karlson has experience with corporate governance, compensation and audit committee matters. He currently serves as Chairman of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Audit Committee and Compensation Committee. Mr. Karlson is an independent director.

John T. Sawyer has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in June 2002 until its merger with and into the Company in February 2006. Mr. Sawyer served as President of Penhall Company (“Penhall”) from 1989 until his retirement in 2008. He joined Penhall in 1978 as the Estimating Manager of the Anaheim Division, was appointed Manager of Penhall’s National Contracting Division in 1980, and in 1984, assumed the position of Vice President and became responsible for managing all construction services divisions.

Mr. Sawyer has experience leading a company with branch operations in the construction industry and is also experienced with corporate transactions. With prior experience as a director of other public companies, Mr. Sawyer has experience with audit committee matters. He currently is a member of the Company’s Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Sawyer is an independent director.

The Board of Directors recommends a vote FOR each of the listed nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of each person who is a current director or executive officer or who served in such capacity during 2016.

Name	Age	Title
Gary W. Bagley	70	Chairman and Director
John M. Engquist	63	Chief Executive Officer and Director
Leslie S. Magee	48	Chief Financial Officer and Secretary
Bradley W. Barber	44	President and Chief Operating Officer
Paul N. Arnold	70	Director
Bruce C. Bruckmann	63	Director
Patrick L. Edsell	68	Director
Thomas J. Galligan III	72	Director
Lawrence C. Karlson	74	Director
John T. Sawyer	72	Director

Gary W. Bagley is described as a director nominee above.

John M. Engquist is described as a director nominee above.

Leslie S. Magee has served as Chief Financial Officer and Secretary of the Company since its formation in September 2005. Ms. Magee served as acting Chief Financial Officer of H&E LLC from December 2004 through August 2005, at which time she was appointed Chief Financial Officer and Secretary. She continued as Chief Financial Officer and Secretary until H&E LLC’s merger with and into the Company in February 2006. Previously, Ms. Magee served as Corporate Controller for H&E LLC and Head & Engquist. Prior to joining Head & Engquist in 1995, Ms. Magee spent five years working for Hawthorn, Waymouth & Carroll, L.L.P, an accounting firm based in Baton Rouge, Louisiana. Ms. Magee is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.

Bradley W. Barber has served as President and Chief Operating Officer since November 2012. Previously, Mr. Barber was Executive Vice President and Chief Operating Officer of the Company from June 2008 to November 2012. From November 2005 to May 2008, he was Executive Vice President and General Manager. Previously, Mr. Barber served as Vice President, Rental Operations from February 2003 to November 2005 of H&E LLC. Prior to that, Mr. Barber served as Director of Rental Operations for H&E LLC and Head & Engquist from March 1998 to February 2003. Prior to joining Head & Engquist in March 1998, Mr. Barber worked in both outside sales and branch management for a regional equipment company.

Paul N. Arnold is described as a director nominee above.

Bruce C. Bruckmann is described as a director nominee above.

Patrick L. Edsell is described as a director nominee above.

Thomas J. Galligan III is described as a director nominee above.

Lawrence C. Karlson is described as a director nominee above.

John T. Sawyer is described as a director nominee above.

2016 DIRECTOR COMPENSATION

The elements of the Company’s compensation program for non-employee directors are as follows:

•	Annual retainers of $100,000 for non-employee directors other than the Chairman of the Board of Directors (the “Chairman”) and $170,000 for the Chairman;

•	Annual stock awards with a grant date fair market value of $80,000 for all non-employee directors, including the Chairman; and

•

Committee chair annual retainers of $10,000 for the chairs of the Finance Committee and the Corporate Governance and Nominating Committee and $15,000 for the chairs of the Audit Committee and the Compensation Committee.

On February 1, 2016, in accordance with the above non-employee director compensation program, Messrs. Arnold, Bagley, Bruckmann, Edsell, Galligan, Karlson and Sawyer each received grants of 5,711 shares of fully vested stock under the Company’s 2006 Incentive Plan. The determination of the number of shares to be issued to each non-employee director was based on the Company’s opening stock price average from the preceding 10 trading days, or $14.01 per share. The grants made to non-employee directors in 2016 are described in more detail in the table and footnotes below.

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended December 31, 2016.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Paul N. Arnold	115,000	66,305	—	181,305
Gary W. Bagley	170,000	66,305	—	236,305
Bruce C. Bruckmann	110,000	66,305	—	176,305
Patrick L. Edsell	107,500	66,305	—	173,805
Thomas J. Galligan III	100,000	66,305	—	166,305
Lawrence C. Karlson	110,000	66,305	—	176,305
John T. Sawyer	107,500	66,305	—	173,805

(1)	This column reflects fees paid to directors who served as directors in 2016. All non-employee directors received a retainer for the Board and its committees and committee chairmanship retainers as described above. Effective May 13, 2016, Mr. Edsell replaced Mr. Sawyer as Chairman of the Audit Committee. Mr. Sawyer continues to serve as a member of the Audit Committee.

(2)	Amounts shown represent the grant date fair value of restricted common stock granted on February 1, 2016 as described above pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”).

Supplemental Option Award Table

Director	Grant Date	Total Number of Shares (#)	Fair Value ($)	If Currently Unvested, Vesting Date	Number of Shares Vesting (#)
Stock Options
Paul N. Arnold	6/05/07	1,500	16,535
Lawrence C. Karlson	6/05/07	1,500	16,535
John T. Sawyer	6/05/07	1,500	16,535

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of March 23, 2017, the Annual Meeting Record Date, by (i) each person, or group of affiliated persons who is known by the Company to own more than 5% of its common stock, (ii) each of the Company’s directors and executive officers and (iii) all directors and executives of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the footnotes to the following table and subject to appropriate community property laws, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise noted, the address of each person listed below is c/o H&E Equipment Services, Inc., 7500 Pecue Lane, Baton Rouge, Louisiana 70809.

	Amount and Nature of Beneficial Ownership
	Shares	Percentage
Stockholders of 5% or more (excludes Directors and Executive Officers)
The Vanguard Group (1)	2,539,160	7.1%
Macquarie Group Limited (2)	2,106,754	5.9%
Blackrock, Inc. (3)	1,923,454	5.4%
Clearbridge Investments LLC (4)	1,902,749	5.4%
Directors (except Mr. Engquist)
Bruce C. Bruckmann (5)	1,022,434	2.9%
Gary W. Bagley (6)	132,711	*
Lawrence C. Karlson (7)	40,042	*
John T. Sawyer (8)	54,449	*
Paul N. Arnold (7)	56,172	*
Patrick L. Edsell (6)	19,522	*
Thomas J. Galligan III (6)	19,522	*
Executive Officers
John M. Engquist (9)	2,823,158	7.9%
Leslie S. Magee (9)	78,016	*
Bradley W. Barber (9)	137,686	*
All executive officers and directors as a group (10 persons)	4,383,712	12.3%

*	Less than 1%.

(1)	The shares reported herein are beneficially owned by The Vanguard Group (“Vanguard”). Shares beneficially owned is based solely on the Schedule 13G amendment filed with the SEC on February 13, 2017 by Vanguard, which provides beneficial ownership as of December 31, 2016. Vanguard has sole dispositive power with respect to 2,474,172 shares and sole voting power with respect to 64,988 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

The shares reported herein are beneficially owned by BlackRock, Inc. (“BlackRock”). Shares beneficially owned is based solely on the Schedule 13G filed with the SEC on January 30, 2017 by Blackrock, which provides beneficial ownership as of December 31, 2016. BlackRock has sole dispositive power with respect to 1,923,454 shares and sole voting power with respect to 1,851,529 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)	The shares reported herein are based solely on the Schedule 13G jointly filed on February 14, 2017 by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Funds Management Hong Kong Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust, which provides beneficial ownership as of December 31, 2016. Macquarie Funds Management Hong Kong Limited has sole voting and sole dispositive power with respect to 6,534 shares. Delaware Management Holdings Inc. and Delaware Management Business Trust each have sole voting and sole dispositive power with respect to 2,087,655 shares. Macquarie Group Limited and Macquarie Bank Limited beneficially own 2,106,754 shares due to their ownership of Macquarie Bank Limited, Macquarie Funds Management Hong Kong Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Delaware Management Holdings Inc. beneficially owns 2,087,655 shares due to its ownership of Delaware Management Business Trust. The address of Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place, Sydney, New South Wales, Australia. The principal address of Macquarie Funds Management Hong Kong Limited is Level 18, Once International Finance Centre, 1 Harbour View Street, Hong Kong. The principal address of Delaware Management Holdings Inc. and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(4)

The shares reported herein are beneficially owned by Clearbridge Investments, LLC (“Clearbridge”). Shares beneficially owned is based solely on the Schedule 13G filed with the SEC on February 14, 2017 by Clearbridge, which provides beneficial ownership as of December 31, 2016. Clearbridge has sole dispositive power with respect to 1,902,749 shares and sole voting power with respect to 1,901,862 shares. The address of Clearbridge is 620 8th Avenue, New York, NY 10018.

(5)	Includes the February 1, 2017 restricted stock grant of 3,094 shares, which vested immediately upon issuance. Also includes 73,344 shares held in a trust for the benefit of Mr. Bruckmann’s children, for which he is not a trustee, and 190,882 shares held in another trust for the benefit of Mr. Bruckmann’s children, for which he is not a trustee. Mr. Bruckmann expressly disclaims beneficial ownership of all shares except those owned by him directly.

(6)	Includes the February 1, 2017 restricted stock grant of 3,094 shares, which vested immediately upon issuance.

(7)	Includes 1,500 shares subject to stock options granted on June 5, 2007, which vested in three equal parts over a three-year period. Also includes the February 1, 2017 restricted stock grant of 3,094 shares, which vested immediately upon issuance.

(8)	Includes 1,500 shares subject to stock options granted on June 5, 2007, which vested in three equal parts over three years. Also includes the February 1, 2017 restricted stock grant of 3,094 shares, which vested immediately upon issuance. Also includes 5,305 shares held in a trust for the benefit of Mr. Sawyer’s family.

(9)	Includes the following restricted stock grants: (a) August 1, 2014: 13,209 shares, 5,284 shares, 7,265 shares to Mr. Engquist, Ms. Magee and Mr. Barber, respectively; (b) August 3, 2015: 33,624 shares, 12,791 shares and 20,671 shares to Mr. Engquist, Ms. Magee and Mr. Barber, respectively; and (c) August 1, 2016: 30,129 shares, 11,117 shares and 17,562 shares to Mr. Engquist, Ms. Magee and Mr. Barber, respectively. The shares for each stock grant vest over a three-year period and are subject to certain restrictions, as described in the recipient’s applicable Restricted Stock Grant Award Letter. Also includes the October 12, 2015 and August 14, 2015 restricted stock grants of 14,911 shares and 29,019 shares, respectively, pursuant to Restrictive Covenant Agreements for Ms. Magee and Mr. Barber, respectively. Ms. Magee’s shares vest over a five-year period, subject to the terms and conditions of the recipient’s Restricted Stock Grant Award Letter and Restrictive Covenant Agreement. Mr. Barber’s shares will vest on August 14, 2020, subject to the terms and conditions of the recipient’s Restricted Stock Grant Award Letter and Restrictive Covenant Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during 2016 on a timely basis.

The reports (Forms 3, 4 and 5) filed under Section 16(a) of the Exchange Act reflecting transactions in Company securities are posted on our Internet website by the end of the business day after the report’s filing.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filings, except to the extent that the Company specifically incorporates it by reference.

The Audit Committee assists the Board in meeting its oversight responsibility to stockholders, potential stockholders, the investment community and others. The Audit Committee’s function is one of oversight, recognizing that management is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm is responsible for auditing those statements. Management of the Company is responsible for (1) the preparation, presentation, and integrity of the Company’s financial statements; (2) the appropriateness of the accounting principles and reporting policies that are used by the Company; (3) establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act; and (4) maintaining adequate disclosure controls and procedures, as such term is defined by the Exchange Act. The Company’s independent registered public accounting firm is responsible for (1) auditing the Company’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”); (2) auditing and attesting to the Company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”); and (3) reviewing the Company’s unaudited interim condensed consolidated financial statements. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. The Audit Committee will however take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The Audit Committee is directly responsible for the selection of the independent registered public accounting firm to be retained to audit the Company’s consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board. In connection with the decision regarding whether to re-appoint the independent auditor each year (subject to stockholder ratification), the Audit Committee conducts an annual assessment of the independent auditor’s performance, including with respect to the independent auditor’s qualifications and experience, the communication and interactions with the auditor over the course of the previous year and the auditor’s independence, objectivity and professional skepticism. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to the Company’s consolidated financial statements and related disclosures and internal control over financial reporting of the Company and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of four directors, all four of whom the Board has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. The Board has determined, in accordance with applicable NASDAQ listing standards, that Messrs. Edsell and Galligan are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s Internet website at www.he-equipment.com. The Audit Committee charter is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls, and discusses these matters with the Company’s independent registered public accounting firm. The Audit Committee also discusses with senior management the Company’s disclosure controls and procedures. The Audit Committee’s oversight of the independent registered public accounting firm includes resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, and the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 with management and the Company’s independent registered public accounting firm, which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of any non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2016 audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the year 2016 results of its consolidated financial statement audit, its audit of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting. Both the Director of Internal Audit and the independent registered public accounting firm have direct access to the Audit Committee at any time on any issue of their choosing, and the Audit Committee has the same direct access to the Director of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2016 be included in the 2016 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has appointed the firm of BDO USA, LLP as independent registered public accounting firm to audit and report upon the Company’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2017. In making this selection, the Audit Committee has considered whether BDO USA, LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

Patrick L. Edsell, Chairman
Thomas J. Galligan III Lawrence C. Karlson John T. Sawyer

ITEM 2— RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2017 and internal control over financial reporting. Although action by the stockholders on this matter is not required under Delaware law or the Sarbanes-Oxley Act of 2002, as amended, or the rules of the SEC promulgated thereunder, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its appointment. One or more representatives of BDO USA, LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Principal Accountant Fees and Services

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our consolidated financial statements as set forth in our Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, (ii) the review of our quarterly consolidated financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our quarters during 2016 and 2015, and (iii) the 2016 and 2015 audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as any fees paid to our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth in the table below:

	2016	2015
Audit Fees (1)	$615,000	$575,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$615,000	$575,000

(1)

Represents fees for professional services provided in connection with the audits of our annual consolidated financial statements; the audit of our internal control over financial reporting and the reviews of our quarterly consolidated financial statements; consultations on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. Also includes fees for professional services provided in connection with the filing of the Company’s Registration Statement on Form S-8 related to the Company’s 2016 Stock-Based Incentive Compensation Plan.

Pre-approval of services

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, BDO USA, LLP, require pre-approval by the Audit Committee in accordance with the Audit Committee Charter. The Company’s Audit Committee approves the independent registered public accounting firm’s engagement prior to the independent registered public accounting firm rendering any non-audit services. The Audit Committee pre-approved 100% of the 2016 and 2015 fees.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filings, except to the extent that the Company specifically incorporates it by reference.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2017 Annual Meeting.

COMPENSATION COMMITTEE

Paul N. Arnold, Chairman

Lawrence C. Karlson

Patrick L. Edsell

Thomas J. Galligan III

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”), President and Chief Operating Officer (“COO”), and Chief Financial Officer and Secretary (“CFO”) (collectively, the named executive officers (“NEOs”)) for 2016 (as presented in the tables which follow this CD&A). The Company did not have any other executive officers during the year ended December 31, 2016.

Executive Summary

The Company’s executive compensation program is designed to attract, retain and motivate a team of highly qualified senior executives who will promote both the near-term and long-term interests of our stockholders, while simultaneously discouraging excessive risk-taking by the Company’s management. The Company seeks to achieve these goals by compensating our executives through a combination of base salary, annual cash bonus opportunities and long-term equity incentive awards. The Company is committed to linking pay to performance on an individual and company-wide basis. As a result, the Company generally does not enter into employment, change in control or severance agreements with our senior executives and does not provide supplemental executive retirement benefits (other than NEO participation in a Company-sponsored 401(k) plan and accelerated vesting of certain equity awards made to NEOs upon a change in control), which the Company generally believes to be inconsistent with a performance-oriented approach to compensation.

The Company’s compensation policies and decisions during fiscal year 2016 were influenced by a variety of factors, including the fluctuating macroeconomic conditions within our industry and market, the NEO’s individual experience, level of responsibility and performance as part of the Company’s senior management team, the recommendation of our CEO (as applicable) and the Pearl Meyer Study (as defined below), as well as the continued achievements of the Company and executive management team as a whole, including in such areas as operations, cash management, the Company’s stock performance and new branch openings. Based on these factors, the Compensation Committee (the “Committee”) approved salary increases and bonuses for 2016 for each of the NEOs (as further described below).

Compensation Committee

The Committee is currently composed of four non-employee directors, each of whom is an independent director under the NASDAQ listing standards and the SEC rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee meets at least twice per year (and more often as necessary) to discuss and review the compensation of the NEOs. The Committee annually reviews and approves the compensation of the CEO. The Committee also reviews and approves the compensation of the other NEOs after considering the recommendations of the CEO. In establishing and reviewing compensation for the NEOs, the Committee considers, among other things, the financial results of the Company, recommendations of management, and financial and compensation data for comparable companies.

In the third quarter of 2014, the Committee engaged Pearl Meyer as the Committee’s independent compensation consultant with respect to compensation matters, and the Committee continued to engage Pearl Meyer during fiscal year 2016. In connection with its engagement by the Committee, Pearl Meyer prepared a compensation study, dated October 30, 2014, that encompassed all areas of compensation, including salary ranges, bonus plans and long-term incentives (as amended and supplemented, the “Pearl Meyer Study”). Pearl Meyer continued to update and refine its study from time to time at the request of the Compensation Committee during 2015 and 2016. As described below in further detail, the Committee referred to the Pearl Meyer Study in determining 2016 annual bonuses for the NEOs.

The Committee operates under a written charter adopted by the Board of Directors of the Company on May 29, 2013. A copy of this charter is available on our Internet website at www.he-equipment.com under the heading “Investor Relations/Corporate Governance.”

Executive Compensation Philosophy and Objectives

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	provide incentives to achieve Company financial objectives;

•	provide long-term incentives for the executive officers;

•	set compensation levels competitively to attract and retain highly-qualified executives and to motivate them to contribute to the Company’s success; and

•	align the interests of executives with the interests of our stockholders.

The Committee has determined that to achieve these objectives, the Company’s executive compensation program should reward both individual and Company short-term and long-term performance. To this end, the Committee believes that executive compensation packages provided by the Company to its executive officers should generally include both cash and stock-based compensation. However, the Committee does not rely on any policy or formula in determining the appropriate mix of cash and equity compensation, nor does it rely on any policy or formula in allocating long-term compensation to different forms of awards.

Setting Executive Compensation; Processes; Role of Management

In making compensation decisions, the Committee considers the recommendations of the CEO. A complete description of the Committee’s processes and the role of executives in setting compensation can be found earlier in this Proxy Statement in the section entitled “Corporate Governance — Committees of the Board of Directors — Compensation Committee.”

The Committee also considers corporate performance, the collective performance of the executive management team, an executive’s level of experience and responsibility and an executive’s current and past compensation levels. In addition, at times, the Committee reviews market data for comparable companies to develop a general sense of executive compensation at companies with which the Company believes it competes when hiring management employees.

In determining annual bonuses for the NEOs in 2016, the Committee also took into account the Pearl Meyer Study, which provided compensation data for comparable companies. The Committee does not attempt to establish or maintain a specific percentile with respect to peer group companies in determining compensation for the NEOs. However, the Committee does periodically review information regarding compensation trends and levels from a variety of sources in making compensation decisions.

Although the advisory stockholder vote on executive compensation is non-binding, the Committee also considered, and will continue to consider, the outcome of the vote when making compensation decisions for the NEOs. At the 2016 Annual Meeting of Stockholders held on May 13, 2016, approximately 97.1% of the stockholders who were eligible to vote on the “say-on-pay” proposal approved the compensation of our NEOs, while approximately 2.6% voted against such approval and approximately 0.2% abstained. The Committee believes that the results of the say-on-pay vote constitute compelling evidence of strong stockholder support of the Company’s existing compensation philosophy and objectives and the Committee’s actions and decisions with respect to NEO compensation, and, therefore, the Committee did not make material changes to its compensation philosophy and objectives as a result of such vote. The Company currently holds a say-on-pay vote on an annual basis in accordance with the preference expressed by our stockholders at our 2011 Annual Meeting. The frequency of future say-on-pay votes is subject to the vote at the Annual Meeting regarding the future frequency of the Company’s say-on-pay vote (Item 4).

2016 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, consisting of equity awards.

In making decisions with respect to any element of an NEO’s compensation, the Committee considers the total current compensation that such NEO may be awarded and any previously granted unvested equity awards. The Committee’s goal is to provide compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

The Company generally does not employ senior executives pursuant to employment agreements, and none of the NEOs currently has an employment contract. However, the Company entered into restrictive covenant agreements during 2015 with each of Ms. Magee and Mr. Barber. Each of the restrictive covenant agreements provides that, during the NEO’s employment with the Company and for a period of 12 months following a termination of employment for any reason, the executive will not engage in any business that competes with the business of the Company, solicit customers or other business relationships of the Company or its affiliates or solicit the services of any person who was an employee or independent contractor of the Company within six months prior to such solicitation. The restrictive covenant agreements also include an assignment of intellectual property rights in favor of the Company and, during employment and for an indefinite period thereafter, require the executive to keep confidential any confidential information relating to the Company or its affiliates and cooperate in Company-related litigation. The agreements each also prohibit the executive from making remarks that disparage the Company and its affiliates during employment and for an indefinite period thereafter. In consideration for their entering into the restrictive covenants agreements, Ms. Magee and Mr. Barber each received a one-time grant of restricted stock, as described in further detail below.

Base Salaries

In General.    The Company provides NEOs with base salaries as a component of total remuneration to compensate them for services rendered during the relevant fiscal year. In determining base salaries, the Committee takes into account several factors, including:

•	historical information regarding compensation previously paid to NEOs;

•	the individual executive’s experience and level of responsibility; and

•	the performance of the Company and the executive management team.

In addition, at times the Committee considers base salaries paid by comparable companies. The Committee uses peer group data in a general sense to gauge the range of base salary levels of executive officers of such peer group companies in order to confirm the reasonableness of the base salaries of the NEOs and does not engage in benchmarking.

In the absence of a promotion or special circumstances, the Committee reviews and approves executive salaries once annually.

Consideration of 2016 Base Salaries.    The Committee considered the following factors in setting the NEOs’ base salaries for 2016: the fluctuating macroeconomic conditions within our industry and market; the Company’s long-term incentive plan design; the mix of cash compensation and long-term equity compensation; the NEOs’ individual experience, level of responsibility and performance as part of the Company’s senior management team; the collective performance of the executive management team as a whole, including in the areas of operations, cash management, the Company’s stock performance and new branch openings; the recommendations of the CEO for the other NEOs; and the Pearl Meyer Study. Based on these factors, the Committee approved increases in base salary for 2016 for each of the NEOs in an amount of approximately 3.0%. The following table sets forth the NEOs’ base salaries for 2016 and compares them with the NEOs’ base salaries for 2015:

Executive	2016 Base Salary	As Compared to 2015 Base Salary
John M. Engquist	$842,000	$25,000, or 3.0%, increase from $817,000
Leslie S. Magee	$421,000	$12,000, or 3.0%, increase from $409,000
Bradley W. Barber	$474,000	$14,000, or 3.0%, increase from $460,000

Annual Bonuses

In General.    Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the collective annual performance of the executive management team. The Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual performance by the Company.

The NEOs are eligible for an annual bonus payable at the discretion of the Committee. In determining bonuses, the Committee typically takes into account bonus guidelines that are determined by the Committee in consultation with the CEO. The guidelines, if adopted, are based on the Company’s achievement of financial targets. The Committee reviews and approves these guidelines after discussion and in consultation with the CEO. Actual bonus amounts may differ from those provided under the guidelines since the Committee and CEO retain full discretion in determining bonuses.

After the close of a fiscal year, the Committee generally determines and approves the amount of the annual bonus earned by each NEO for such fiscal year. The bonus is typically paid in February or March following the fiscal year to which the annual bonus relates. At the discretion of the Committee, a portion of the bonus may be deferred, which deferred portion generally will be paid in two equal annual installments over the following two years and accrue interest at the Prime rate, which is reset annually each January 1st to the rate then in effect. No portion of the annual bonuses paid to the NEOs with respect to fiscal year 2016 was deferred.

Consideration of 2016 Annual Bonus.    For fiscal year 2016, the Committee approved bonus guidelines for the NEOs based on the Company’s achievement of specified threshold and target levels of earnings before interest, taxes, depreciation and amortization (EBITDA) and return on gross net assets (ROGNA). For the Committee’s purposes, ROGNA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization adjusted for non-recurring items (or Adjusted EBITDA) divided by the sum of the average of gross rental equipment, gross property and equipment and net working capital. These financial objectives have been determined by the Committee to be the appropriate metrics to use for the 2016 bonus guidelines because EBITDA is familiar to and targeted by the executive management team and because ROGNA is a metric that demonstrates management’s efficiency at managing assets and costs to generate earnings. These financial objectives are also consistent with the Committee’s compensation philosophy of linking executive performance to the Company’s financial performance.

Under the 2016 bonus guidelines, separate bonus amounts were calculated based on actual EBITDA and ROGNA levels, as compared to target EBITDA and ROGNA levels approved by the Committee, provided that a minimum ROGNA level was required to be obtained before any bonus was paid. The Committee believes that a minimum ROGNA level underscores the importance of the NEO’s continued management of Company assets. The bonus ranges based on EBITDA were given a weight of 60% and the bonus ranges based on ROGNA were given a weight of 40% in determining the recommended bonus amount. The Committee believes the relative weight was appropriate to motivate management to achieve EBITDA at or above the budgeted level, while at the same time managing Company assets. Bonus amounts are calculated as a percentage of base salary and increase incrementally based on increases in EBITDA and ROGNA as compared to the target EBITDA and ROGNA levels.

Under the 2016 guidelines, Mr. Engquist had a target bonus of 100% of his base salary and a maximum bonus potential of 200% of his base salary, while Ms. Magee and Mr. Barber had target bonuses of 65% and 75% of their respective base salaries, respectively, and maximum bonus potentials of 130% and 150% of their respective base salaries, respectively. The Committee felt that these bonus ranges were set at a level that appropriately reflected the Company’s budgeted targets, the economic landscape and the Company’s level of performance during 2016. The Company does not publicly disclose specific internal income or operation objectives due to the competitive nature of its industry. In addition, specific targets under the management incentive guidelines are not disclosed because (i) the Committee has discretion with respect to the guidelines and (ii) such disclosure would signal where the Company places its strategic focus and would impair the Company’s ability to gain a competitive advantage from its business plan. In addition, disclosing short-term compensation objectives would contradict the Company’s long-term financial focus and could result in confusion for investors.

As described above, based upon the Company’s 2016 performance, the Committee determined to pay discretionary cash bonuses to each of Messrs. Engquist and Barber and Ms. Magee in March 2017. The Committee approved a 2016 discretionary cash bonus of $367,000 (or approximately 43.6% of his base salary) for Mr. Engquist. The Company approved 2016 discretionary cash bonuses of $140,000 and $172,500 for Ms. Magee and Mr. Barber, respectively (or approximately 33.3% and 36.3%, respectively, of their respective base salaries). The Committee determined that the bonus amounts for Messrs. Engquist and Barber and Ms. Magee were appropriate in light of the Company’s overall performance and in consideration of each executive’s contributions to this performance.

Long-Term Incentives

In General.    The Committee believes that NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock awards under the 2016 Incentive Plan. Stock awards available under the 2016 Incentive Plan include restricted stock, restricted stock units, stock options, deferred stock and other stock-based awards.

All grants of equity compensation to NEOs are made by the Committee, and the Committee determines the size of long-term incentive awards in its discretion based upon a number of factors. The Committee’s decisions regarding whether grants are made and the type and size of any grants may be based upon Company performance, performance of the executive management team, performance of an individual NEO, position held, years of service, level of experience and potential of future contribution to the Company’s success, recommendations of the CEO, and the Pearl Meyer Study or any other compensation study prepared by the Committee’s independent compensation consultant in the future. In making decisions about future grants, the Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at comparable companies.

2016 Time-Based Restricted Stock Grants.    On May 12, 2016, the Committee approved grants of restricted stock as follows, effective August 1, 2016: Mr. Engquist — 30,129 shares; Ms. Magee — 11,117 shares; and Mr. Barber — 17,562 shares. When awarding grants to the NEOs, the Committee considered a variety of factors, as discussed above, including the performance of the executive management team and management’s leadership during the fluctuating macroeconomic conditions in our industry and market, which leadership substantially strengthened the Company’s liquidity and balance sheet.

Each of these awards vests in equal annual installments on the first, second and third anniversaries of the date of grant, conditioned on the executive’s continued employment with the Company on the applicable vesting date. The Committee believes that this vesting schedule serves to motivate and retain the recipients, providing continuing benefits to the Company beyond those achieved in the year of grant. Each of the awards granted to Messrs. Engquist and Barber and Ms. Magee will also vest in full upon a change in control of the Company, as described in more detail below under the heading “— Potential Payments Upon Termination or Change in Control.” Under the terms of these awards, in the event that an NEO’s employment with the Company is terminated for any reason, such NEO will forfeit all of his or her unvested shares of restricted stock. In addition, in the event that an NEO’s employment with the Company is terminated for cause, such NEO will forfeit all of his or her vested and unvested shares of restricted stock.

2016 Performance-Based Restricted Stock Unit Grants.    In 2015, the Committee introduced a new component of its long-term equity-based incentive program by making grants of restricted stock units, or RSUs, the vesting of which is based entirely upon the achievement of performance goals, as described below. The purpose of granting performance-based RSUs was to more closely align the interests of the Company’s NEOs with its stockholders, while being mindful of creating inappropriate incentives for executives to engage in excessive risk-taking, by increasing the role that long-term equity incentives play in the Company’s overall compensation program and making such equity incentives subject to the achievement of the Company’s financial performance over a three-year period.

On May 12, 2016, the Committee approved grants of RSUs with target share amounts as follows, effective August 1, 2016: Mr. Engquist — 30,129 shares; Ms. Magee — 11,117 shares; and Mr. Barber — 17,562 shares. When awarding grants of RSUs to the NEOs, the Committee considered a variety of factors, as discussed above with respect to the restricted stock component.

The RSUs may vest with respect to a number of shares that is between 0% and 200% of the target number of shares specified in the applicable award agreement. Vesting of RSUs occurs at the end of the three-year performance period, ending on December 31, 2018, based upon a weighted average of the Company’s achievement of pre-determined goals, during each of the three years of the performance period, with respect to the Company’s EBITDA growth (50% weighting), EBITDA margin (25% weighting) and rental gross profit growth (25% weighting). The Committee reevaluates these components and weightings each year, and may elect to change one or more components or the associated weightings in future years in an effort to better align the quantitative goals with the plan’s purpose.

If the threshold level of performance is not achieved, none of the RSUs will vest at the end of the performance period. If the threshold level of performance is achieved, 50% of the shares subject to the award will vest. If the target level of performance is achieved, 100% of the shares subject to the award will vest. If the maximum level of performance is achieved, 200% of the shares subject to the award will vest. If performance during any fiscal year falls between the threshold and target performance levels, or between the target and maximum performance levels, with respect to any of the three performance categories, the weighting for that category will be determined by linear interpolation.

Under the terms of the award agreements, at the conclusion of the performance period, the grants of RSUs shall be settled exclusively in shares of the Company. The RSU grants do not automatically vest if a change in control of the Company occurs prior to the end of the performance period. Further, if the executive’s employment terminates for any reason prior to the end of the performance period, all RSUs subject to the award will be forfeited with no compensation due to the executive.

The Committee determined the approximate amount of the long-term incentive awards and awarded shares of restricted stock and RSUs that had a fair market value on the date of grant that approximated such amount. The approximate grant date fair market value of the restricted stock and RSUs granted to each executive in 2016 are reflected in the following table:

Executive	Restricted Stock (# shares)	Restricted Stock ($) (1)	Minimum RSUs (#)	Minimum RSUs ($)(2)	Target RSUs (#)	Target RSUs ($)(2)	Maximum RSUs (#)	Maximum RSUs ($)(2)
John M. Engquist	30,129	561,002	15,064	280,492	30,129	561,002	60,258	1,122,004
Leslie S. Magee	11,117	206,999	5,558	103,490	11,117	206,999	22,234	413,997
Bradley W. Barber	17,562	327,004	8,781	163,502	17,562	327,004	35,124	654,009

(1)	Dollar amount represents the fair value of shares underlying the award on August 1, 2016, the grant date of the award, based on the per-share closing price of the Company’s common stock on July 29, 2016, the last trading day immediately preceding the grant date, of $18.62.

(2)	Dollar amount represents the fair value of the specified number of shares on August 1, 2016, the grant date of the award of performance-based RSUs, based on the per-share closing price of the Company’s common stock on July 29, 2016, the last trading day immediately preceding the grant date, of $18.62.

The Company has no formal program, plan or practice to time the grant of equity awards to its executives in coordination with the release of material non-public information.

Stock Ownership/Retention Guidelines.    The Company does not require its NEOs to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits

401(k) Plan.    In addition to the principal categories of compensation described above, the NEOs are eligible to participate in the Company’s broad-based health and welfare benefit plans on the same terms and conditions as are available to all employees generally, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), on a before-tax basis. The Company makes a matching contribution of 50% of the first 4% of pay contributed by the employee to the 401(k) plan. Annual salary subject to the Company match is capped at a maximum amount prescribed by the IRS each year. All contributions made by a participant vest immediately and matching contributions made by the Company vest over the employee’s first five years of eligible service, in annual increments of 25% beginning after the employee has completed two years of eligible service. These benefits are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program.

Other Benefits and Perquisites. The NEOs are not generally entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) plan), post-retirement health coverage or similar benefits for its executives. However, the NEOs are entitled to long-term disability benefits, annual automobile allowances and other automobile benefits, such as fuel costs, which are noted in the “All Other Compensation” column in the Summary Compensation Table shown below.

Mr. Engquist does not receive an annual automobile allowance. Instead, Mr. Engquist is given use of an automobile which the Company purchased in 2016. The Company also provides Mr. Engquist with certain automobile benefits, such as fuel and maintenance costs, in connection with his use of this automobile. The Company and the Committee believe that the benefits described above are consistent with the goal of attracting and retaining superior executive talent. No NEO is entitled to be “grossed up” by the Company in connection with taxes incurred by the NEO in connection with the receipt of these perquisites.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Code limits the amounts that may be deducted by a public company for compensation paid to certain individuals to $1,000,000 except to the extent that compensation in excess of $1,000,000 is “qualifying performance-based compensation” as defined by Section 162(m) of the Code. As compensation paid to the NEOs for 2016 that is not considered qualifying performance-based compensation exceeded $1,000,000, the Company’s ability to deduct such compensation was subject to the $1,000,000 limit. The Committee intends to maintain flexibility to pay compensation that is not deductible when the best interests of the Company make that advisable. In approving the amount and form of compensation for the NEOs, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code.

Section 409A

Section 409A of the Code imposes a 20% additional tax and interest on the recipient of “nonqualified deferred compensation” that fails to satisfy the requirements of Section 409A of the Code with respect to the timing of deferral elections, the timing of payments and certain other matters. Accordingly, as a general matter, the Company attempts to structure its compensation and benefit plans and arrangements for all of its employees, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. No NEO is entitled to be “grossed up” by the Company for any additional tax or interest imposed on the executive by Section 409A of the Code as a result of any compensation that is not exempt from, and does not satisfy the requirements of, Section 409A of the Code.

Section 280G

Section 280G of the Code imposes certain penalties on “excess parachute payments” made to certain executives and highly-compensated employees in connection with a change in control. Stock options or restricted stock awards that are accelerated upon the occurrence of a change in control of the Company may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code. The Company is not permitted to take a deduction for any “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on the recipients of such payments. As described in more detail below under the heading “— Potential Payments Upon Termination or Change in Control,” certain awards under the 2006 Incentive Plan or the 2016 Incentive Plan to the NEOs will vest upon a change in control of the Company and, therefore, may give rise, in whole or in part, to an “excess parachute payment.” No NEO is entitled to be “grossed up” by the Company for any excise tax incurred by the NEO as a result of an “excess parachute payment.”

Accounting Implications

The Committee considers the potential accounting impact in connection with equity compensation matters; however, these considerations do not significantly affect decisions on grants of equity compensation.

Compensation Risk Assessment

The Committee has determined that there are no risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on its business or operations.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executives serve as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Company’s Compensation Committee. None of the Company’s executives serve as a member of the compensation committee of an entity that has an executive officer serving as a member of the Company’s Board of Directors. All of the members of the Compensation Committee served on the Compensation Committee during all of the last completed fiscal year of the Company. No member of the Compensation Committee is a former or current executive officer or employee of the Company or any of its subsidiaries.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
John M. Engquist	2016	841,615	367,000	1,122,004	—	83,097	2,413,716
Chief Executive Officer and Director	2015	817,003	375,000	1,087,396	—	59,361	2,338,760
	2014	791,938	925,167	499,961	—	30,694	2,247,760
Leslie S. Magee	2016	420,815	140,000	413,998	—	54,312	1,029,125
Chief Financial Officer and Secretary	2015	408,990	140,000	713,673	—	38,740	1,301,403
	2014	396,446	304,367	199,999	—	30,694	931,506
Bradley W. Barber	2016	473,785	172,000	654,008	—	79,863	1,379,656
President & Chief Operating Officer	2015	459,992	162,500	1,168,521	—	62,193	1,853,206
	2014	426,400	355,833	274,980	—	35,017	1,092,230

(1)	Amounts represent base salaries for the NEOs for each applicable fiscal year.

(2)	The 2016 and 2015 bonuses for each of Mr. Engquist, Ms. Magee and Mr. Barber were fully paid in cash during the first quarters of 2017 and 2016, respectively. The 2014 bonuses for Mr. Engquist, Ms. Magee and Mr. Barber were paid approximately 86%, 85%, and 90%, respectively, in cash during the first quarter of 2015 and 7.0%, 7.5% and 5.0%, respectively, was paid in cash during the first quarter of 2016, together with accrued interest on the unpaid balances at the prime rate in effect on January 1, 2016, with the remaining 7.0%, 7.5% and 5.0%, respectively, paid during the first quarter of 2017, together with accrued interest on the unpaid balances at the prime rate in effect on January 1, 2017. The prime rates in effect on January 1, 2016 and January 1, 2017 were 3.50% and 3.75%, respectively.

(3)	Amounts shown represent, for each NEO, the sum of (i) the grant date fair value (computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”)) of restricted stock granted in fiscal years 2016, 2015 and 2014 and (ii) the grant date fair value of the target number of shares underlying the performance-based RSUs granted in 2015 and 2016. No column is presented above for Option Awards as no options were granted to the NEOs during the periods presented.

(4)	The amounts reported for each of the NEOs in “All Other Compensation” are shown below:

Name	Year	Dividends Received on Unvested Company Stock ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Insurance Premiums ($)(c)	Company Contributions to 401(k) Plan ($)	Total ($)
John M. Engquist	2016	63,004	17,081	539	2,473	83,097
	2015	39,712	16,466	693	2,490	59,361
	2014	8,030	19,552	693	2,419	30,694
Leslie S. Magee	2016	37,804	11,021	539	4,948	54,312
	2015	21,033	11,814	693	5,200	38,740
	2014	6,484	13,517	693	5,200	30,694
Bradley W. Barber	2016	60,398	13,776	539	5,150	79,863
	2015	40,778	15,522	693	5,200	62,193
	2014	14,912	14,212	693	5,200	35,017

(a)

Amounts represent Company common stock dividends received by the NEOs on unvested restricted stock previously granted pursuant to the 2006 Incentive Plan. The Company as a matter of practice has paid its quarterly dividends on all outstanding common stock, which includes outstanding unvested restricted stock granted to all employees of the Company (including NEOs). Amounts for 2015 and 2014 were inadvertently omitted from the previous years’ Summary Compensation Tables.

(b)	Amounts shown in this column include the automobile-related perquisites for each NEO as set forth in the table below.

(c)	Includes payments by the Company on behalf of the NEOs of long-term disability and life insurance premiums.

Name	Year	Company Provided Automobile ($)(d)	Automobile Allowance ($)	Other Automobile Benefits ($)(e)	Total Perquisites and Other Personal Benefits ($)
John M. Engquist	2016	14,700	—	2,381	17,081
	2015	13,510	—	2,956	16,466
	2014	15,275	—	4,277	19,552
Leslie S. Magee	2016	—	9,000	2,021	11,021
	2015	—	9,000	2,814	11,814
	2014	—	9,000	4,517	13,517
Bradley W. Barber	2016	—	9,000	4,776	13,776
	2015	—	9,000	6,522	15,522
	2014	—	9,000	5,212	14,212

(d)	The value of Mr. Engquist’s Company-provided automobile is calculated based on 100% of the annual lease value of the automobile.

(e)	Includes fuel and maintenance costs.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

The table below sets forth information regarding grants of plan-based awards made to each of the NEOs during 2016.

Name	Grant Date of Equity Award		Estimated Future Payouts under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold (#)	Target (#)	Maximum (#)
John M. Engquist	8/1/2016	(1)	—	—	—	30,129	(4)	561,002
	8/1/2016	(2)	15,064	30,129	60,258	—		561,002
Leslie S. Magee	8/1/2016	(1)	—	—	—	11,117	(4)	206,999
	8/1/2016	(2)	5,558	11,117	22,234	—		206,999
Bradley W. Barber	8/1/2016	(1)	—	—	—	17,562	(4)	327,004
	8/1/2016	(2)	8,781	17,562	35,124	—		327,004

(1)	Grant of restricted stock.

(2)	Grant of performance-based RSUs.

(3)

These amounts represent the range of stock-based compensation that might be realized under the 2016 grants of performance-based RSUs granted under the 2016 Incentive Plan. The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s achievement of pre-determined goals with respect to the Company’s financial performance over a three-year performance period, as described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above. The performance-based RSUs granted in 2016 will vest on December 31, 2018, subject to the level of achievement of pre-determined performance goals, and further conditioned on the NEO’s continuous employment through such date. Performance-based RSUs do not automatically vest upon a “change in control” of the Company. Performance-based RSUs will be settled in shares of the Company.

(4)	Represents shares of restricted stock granted in fiscal year 2016 under the 2016 Incentive Plan. One-third of the shares subject to the awards will vest on each of the first three anniversaries of the grant date, conditioned on the NEO’s continued employment with the Company through the applicable vesting date.

(5)	Amounts reported in this column represent, (i) with respect to each restricted stock award, the product of (x) the number of restricted shares, multiplied by (y) the per-share closing price of the Company’s common stock on July 29, 2016, the last trading date immediately preceding the grant date ($18.62), and (ii) with respect to each performance-based RSU award, the product of (x) the number of target shares underlying such award, multiplied by (y) the per-share closing price of the Company’s common stock on July 29, 2016, the last trading day immediately preceding the grant date ($18.62).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016 TABLE

The table below sets forth the number of securities underlying outstanding plan awards for each NEO as of December 31, 2016.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John M. Engquist	4,403	(2)	102,370
	22,416	(3)	521,172
	30,129	(4)	700,499
				30,474	(5)	708,521
				30,129	(6)	700,499
Leslie S. Magee	1,762	(2)	40,967
	8,528	(3)	198,276
	11,117	(4)	258,470
				11,593	(5)	269,537
				11,117	(6)	258,470
	11,929	(7)	277,349
Bradley W. Barber	2,422	(2)	56,312
	13,782	(3)	320,432
	17,562	(4)	408,317
				18,735	(5)	435,589
				17,562	(6)	408,317
	29,019	(8)	674,692

(1)	Dollar values are based on the closing price of the Company’s common stock on December 30, 2016, the last trading day of 2016, or $23.25 per share.

(2)	Represents restricted stock grants made on August 1, 2014 under the 2006 Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.

(3)	Represents restricted stock grants made on August 3, 2015 under the 2006 Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.

(4)	Represents restricted stock grants made on August 1, 2016 under the 2016 Incentive Plan. The number of shares that will vest based on each NEO’s continued employment and the applicable vesting dates are reported in the supplemental table below.

(5)	Represents the target number of performance-based restricted stock units granted on August 4, 2015 under the 2006 Incentive Plan. The actual number of shares that vest in accordance with such award is subject to the level of achievement of certain performance goals over a three-year performance period ending December 31, 2017, as described in “—Long Term Incentives—2015 Performance-Based Restricted Stock Unit Grants” in the Company’s 2016 Proxy Statement.

(6)	Represents the target number of performance-based restricted stock units granted on August 1, 2016 under the 2016 Incentive Plan. The actual number of shares that vest in accordance with such award is subject to the level of achievement of certain performance goals over a three-year performance period ending December 31, 2018, as described above in “—Long Term Incentives—2016 Performance-Based Restricted Stock Unit Grants”.

(7)	Represents restricted stock grant made on October 12, 2015 under the 2006 Incentive Plan to Ms. Magee in consideration for her execution of a restrictive covenant agreement. The number of shares that will vest based on her continued employment and the applicable vesting dates are reported in the supplemental table below.

(8)	Represents restricted stock grant made on August 14, 2015 under the 2006 Incentive Plan to Mr. Barber in consideration for his execution of a restrictive covenant agreement. The number of shares that will vest based on his continued employment and the applicable vesting date are reported in the supplemental table below.

Supplemental Vesting Table for Restricted Stock and Restricted Stock Units

Name	Grant Date		Vesting Date	Number of Shares Vesting (#)(2)
John M. Engquist	8/01/14		8/01/17	4,403
	8/03/15		8/03/17	11,208
			8/03/18	11,208
	8/01/16		8/01/17	10,043
			8/01/18	10,043
			8/01/19	10,043
	8/04/15	(1)	12/31/17	30,474
	8/01/16	(1)	12/31/18	30,129
Leslie S. Magee	8/01/14		8/01/17	1,762
	8/03/15		8/03/17	4,264
			8/03/18	4,264
	8/01/16		8/01/17	3,705
			8/01/18	3,706
			8/01/19	3,706
	8/04/15	(1)	12/31/17	11,593
	8/01/16	(1)	12/31/18	11,117
	10/12/15		10/12/17	2,982
			10/12/18	2,982
			10/12/19	2,982
			10/12/20	2,983
Bradley W. Barber	8/01/14		8/01/17	2,422
	8/03/15		8/03/17	6,891
			8/03/18	6,891
	8/01/16		8/01/17	5,854
			8/01/18	5,854
			8/01/19	5,854
	8/04/15	(1)	12/31/17	18,735
	8/01/16	(1)	12/31/18	17,562
	8/14/15		8/14/20	29,019

(1)	Represents an award of performance-based RSUs.

(2)	With respect to any award of performance-based RSUs, this column reflects the target number of shares subject to such award. The actual number of shares that vest in accordance with such award is subject to the level of achievement of certain performance goals over a three-year performance period.

2016 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John M. Engquist	4,600	(1)	87,952
	4,403	(2)	80,487
	11,208	(3)	200,847
Leslie S. Magee	2,684	(1)	51,318
	1,761	(2)	32,191
	4,263	(3)	76,393
	2,982	(4)	46,788
Bradley W. Barber	3,067	(1)	58,641
	2,422	(2)	44,274
	6,890	(3)	123,469

(1)	Represents a restricted stock grant on July 1, 2013 to each of Mr. Engquist (13,799 shares), Ms. Magee (8,050 shares) and Mr. Barber (9,200 shares) under the 2006 Incentive Plan. One-third of the shares subject to each grant vested on July 1, 2016. Dollar values are based on the closing price of the Company’s common stock on July 1, 2016 (the vesting date) of $19.12 per share.

(2)	Represents a restricted stock grant on August 1, 2014 to each of Mr. Engquist (13,209 shares), Ms. Magee (5,284 shares) and Mr. Barber (7,265 shares) under the 2006 Incentive Plan. One-third of the shares subject to each grant vested on August 1, 2016. Dollar values are based on the closing price of the Company’s common stock on August 1, 2016 (the vesting date) of $18.28 per share.

(3)	Represents a restricted stock grant on August 3, 2015 to each of Mr. Engquist (33,624 shares), Ms. Magee (12,791 shares) and Mr. Barber (20,672 shares) under the 2006 Incentive Plan. One-third of the shares subject to each grant vested on August 3, 2016. Dollar values are based on the closing price of the Company’s common stock on August 3, 2016 (the vesting date) of $17.92 per share.

(4)	Represents a restricted stock grant on October 12, 2015 to Ms. Magee (14,911 shares) under the 2006 Incentive Plan. One-fifth of the shares subject to the grant vested on October 12, 2016. Dollar value is based on the closing price of the Company’s common stock on October 12, 2016 (the vesting date) of $15.69 per share.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination of Employment.    None of our NEOs are, or were at any time during the 2016 fiscal year, party to an employment agreement, severance agreement or any other type of agreement which provides benefits upon a termination of employment. Upon a termination of employment for any reason, all unvested shares of restricted stock and RSUs will be forfeited with no compensation due to the executive.

Payments Upon Change in Control.    Each restricted stock award granted under the 2006 Incentive Plan and 2016 Incentive Plan to our NEOs provides for immediate vesting of all unvested shares of restricted stock in the event of a “change in control.” If a “change in control” occurred on December 30, 2016, Mr. Engquist, Ms. Magee and Mr. Barber would have vested in 56,948, 33,336 and 62,785 shares of restricted stock, respectively. Based on the closing price of our common stock on December 30, 2016 (the last trading day of the year) of $23.25 per share, the value of such shares held by Mr. Engquist, Ms. Magee and Mr. Barber would have been $1,324,041, $775,062, and $1,459,751, respectively. Upon a change in control, awards of performance-based RSUs do not automatically vest; however, the Compensation Committee may, in its discretion, fully vest such award, cause the surviving corporation to assume or replace such award with a comparable award or take any other action with respect to the vesting of such award as permitted under the 2006 Incentive Plan and the 2016 Incentive Plan (as applicable).

Generally, a “change in control” is defined under the 2006 Incentive Plan and the 2016 Incentive Plan as:

•	The acquisition of 35% or more of the Company’s voting securities;

•	A change in the composition of a majority of the Board of Directors;

•

A merger or consolidation where the Company’s stockholders immediately before the merger or consolidation own 70% or less of the voting power of the surviving corporation immediately after the merger or consolidation;

•	A complete liquidation or dissolution of the Company, or a sale of substantially all of its assets; or

•	A share exchange in which the stockholders of the Company immediately before such exchange own 70% or less of the voting power of the corporation resulting from such exchange.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about the shares of our common stock that may be issued upon the exercise of options under our 2006 Incentive Plan. No stock options have been granted under the 2016 Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,500	$19.27	5,220,949	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,500	$19.27	5,220,949

(1)	Comprised of 3,264,472 shares under the 2006 Stock-Based Incentive Compensation Plan and 1,956,477 shares under the 2016 Stock-Based Incentive Compensation Plan.

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Pursuant to Section 14A of the Exchange Act, we are providing Company stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs, which is described in the section titled “Compensation Discussion and Analysis” and in the related compensation tables and narrative discussion in this Proxy Statement. This vote is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as a whole, as described in this Proxy Statement in accordance with the rules of the SEC. As described more fully in this Proxy Statement, including in the Compensation Discussion and Analysis and the related tables and narrative discussion, our compensation program is designed to provide incentives to our executives for the Company’s achievement of financial objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain highly qualified executives and to motivate them to contribute to our success.

Vote Required; Board Recommendation

If a quorum is present, the non-binding advisory approval of the executive compensation described in this Proxy Statement requires the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote on the matter at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. The Company’s current policy is to hold such an advisory vote every year.

Based on the foregoing, the Board of Directors is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends that stockholders vote to approve the compensation of the Company’s Named Executive Officers by voting FOR this resolution.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

Pursuant to Section 14A of the Exchange Act, the Company is seeking the input of its stockholders on the frequency with which they will be asked to vote on the compensation of our NEOs. The stockholders are asked to indicate their preferences for one of the following options: (a) once every year, (b) once every two years and (c) once every three years. Stockholders may also abstain from voting on this matter.

The Board of Directors recommends that the advisory vote on the compensation of the NEOs be held once every year. As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate a team of highly qualified executives who will create both near-term and long-term value for the stockholders. The Board of Directors has determined that although a large part of the Company’s focus is on long-term value, the stockholders should have an annual opportunity to provide input on the executive compensation program. The Board of Directors’ determination was based upon the premise that the executive compensation program is evaluated, adjusted and approved on an annual basis by the Compensation Committee and the Board of Directors’ belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual determinations. Additionally, an annual vote promotes a higher level of accountability to the stockholders, fosters more frequent communication between the Compensation Committee and the stockholders and furthers our commitment to maintaining high standards of corporate governance.

Vote Required; Board Recommendation

Approval of a specific frequency requires the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting. If none of the frequency alternatives receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest vote total from our stockholders.

The Board of Directors recommends that stockholders vote for the option of “EVERY YEAR” for the frequency of future non-binding advisory votes on executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

In connection with certain transactions involving the Company and its predecessors (the “Prior Transactions”), a predecessor company (“H&E Holdings”) entered into a registration rights agreement with affiliates of Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”), certain members of management and certain other entities. In connection with our initial public offering in February 2006, the parties amended and restated the registration rights agreement to provide that the registration rights agreement thereafter applies to our common stock held by the parties. The restated agreement provides that the registration rights that previously applied to units of H&E Holdings thereafter apply to the common stock held by the parties thereto.

Investor Rights Agreement

In connection with the Prior Transactions, H&E Holdings entered into an investor rights agreement with affiliates of BRS, Credit Suisse First Boston Corporation and other members of H&E Holdings (the “Investors”). Certain provisions of the investor rights agreement, including the provisions concerning tag-along rights, consent to a sale of H&E Holdings, and the grant of preemptive rights terminated upon the consummation of our initial public offering in February 2006. In connection with our initial public offering in February 2006, the parties amended and restated the investor rights agreement to also terminate the non-voting observer rights of one of the holders of our senior subordinated notes and to provide that the investor rights agreement thereafter applies to our common stock held by the parties. Pursuant to the terms of the restated investor rights agreement, subject to certain conditions, Investors holding 33% or more of the equity interests issued to the Investors on the date of the investor rights agreement (or successor securities) have the right on any two occasions to require us to register all or part of such equity interests under the Securities Act of 1933, as amended (the “Securities Act”), at our expense. In addition, the Investors are entitled to request the inclusion of any equity interests subject to the investor rights agreement in any registration statement at our expense whenever we propose to register any of our equity interests under the Securities Act. In connection with all such registrations, we agreed to indemnify the Investors against certain liabilities, including liabilities under the Securities Act.

Related Party Transactions

The Company maintains a policy that the Audit Committee review transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy has been communicated orally by the Board.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (2) the extent of the interest of the related party in the transaction.

Below are the related party transactions which occurred or were in effect during the year ended December 31, 2016. All such related party transactions, if entered into after the Company’s initial public offering in February 2006, have been approved or ratified by the Company’s Audit Committee or, if pursuant to contractual arrangements entered into prior to the Company’s initial public offering in February 2006, have been reviewed annually by the Audit Committee.

Mr. Engquist has a 30.0% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage firm. Mr. Engquist’s mother and sister have a 12.0% and 6.0% interest, respectively, in Perkins-McKenzie. Perkins-McKenzie brokers a substantial portion of our commercial liability insurance. As the broker, Perkins-McKenzie receives from our insurance provider as a commission a portion of the premiums we pay to the insurance provider. In 2016, commissions paid to Perkins-McKenzie on our behalf as insurance broker totaled $867,740.

We purchase products and services from, and sell products and services to, B-C Equipment Sales, Inc. (“B-C”), in which Mr. Engquist has a 50% ownership interest. For the year ended December 31, 2016, our purchases from B-C totaled $357,969 and our sales to B-C totaled $114,452. Our accounts receivable balances at December 31, 2016 include a receivable from B-C for $13,732.

Mr. Engquist’s mother receives an annual stipend from the Company of $42,000 and participates in the Company’s health and dental insurance plans, pursuant to an obligation of the Company in connection with a retirement obligation which inured to Mrs. Engquist’s benefit.

Mr. Engquist’s son is an employee of the Company and received compensation totaling $397,780 for the year ended December 31, 2016.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Notice may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate Notice to you if you request one by writing or calling as follows: Investor Relations, 7500 Pecue Lane, Baton Rouge, LA 70809; Telephone: (225) 298-5200. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board of Directors.

By Order of the Board of Directors

Leslie S. Magee
Chief Financial Officer and Secretary

April 7, 2017

H&E Equipment Services, Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2017

7:30 a.m. Central Daylight Time

Grand Hyatt DFW Hotel

The Africa Room

2337 South International Parkway

DFW Airport, Texas 75261

H&E Equipment Services, Inc. 7500 Pecue Lane Baton Rouge, LA 70809	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2017.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of all of the nominees listed on the reverse side as directors, “FOR” Items 2 and 3 and “EVERY YEAR” with respect to Item 4 regarding the frequency of future say-on-pay votes.

By signing the proxy, you revoke all prior proxies and appoint John M. Engquist and Leslie S. Magee, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY INTERNET OR TELEPHONE

Voting by Internet or telephone is quick, easy and immediate. As an H&E Equipment Services, Inc. common stockholder of record, you have the option of voting your common shares electronically through the Internet or on the telephone, eliminating the need to return this proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Daylight Time, on May 18, 2017.

To Vote Your Proxy Over the Internet

Go to www.continentalstock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy By Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY PHONE.

VOTE BY MAIL

To Vote Your Proxy by Mail

Mark, sign and date your proxy card and return it in the enclosed reply envelope.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR ITEMS 2 AND 3.					Please Mark your votes like this		☒

1. Election of directors: 01 Gary W Bagley 02 John M. Engquist 03 Paul N. Arnold 04 Bruce C. Bruckmann 05 Patrick L. Edsell 06 Thomas J. Galligan III 07 Lawrence C. Karlson 08 John T. Sawyer	FOR ☐	WITHHELD AUTHORITY ☐	2.	Ratification of appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2017.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			3.	Advisory vote on Named Executive Officer compensation as disclosed in the Proxy Statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)			4.	Advisory vote on the frequency of future advisory votes on Named Executive Officer compensation.	EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐

The Board recommends a vote FOR each director nominee, FOR Items 2, 3 and EVERY YEAR with respect to Item 4.
				Address Change? Mark Box to the Right and indicate		☐
				changes:

Signature:	Signature:	Date:
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.